UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): May 5, 2005


                              REHABCARE GROUP, INC.
               (Exact name of Company as specified in its charter)


        Delaware                         0-19294             51-0265872
(State or other jurisdiction          (Commission         (I.R.S. Employer
    of incorporation)                 File Number)        Identification No.)

 7733 Forsyth Boulevard
       Suite 2300
   St. Louis, Missouri                                  63105
(Address of principal executive offices)             (Zip Code)

        (314) 863-7422 (Company's telephone number, including area code)

                                 Not applicable
          (Former name or former address if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02      Results of Operations and Financial Condition

     The information in Exhibit 99.1 is incorporated herein by reference.

Item 7.01      Regulation FD Disclosure

     The information in Exhibit 99.2 is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 2.02 and 7.01 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

               99.1 Press release dated May 5, 2005, announcing our first quarter revenues and results of operations.

               99.2 The script for a conference call held by the registrant on May 5, 2005

                                                                    Exhibit 99.1



                    CONTACT: RehabCare Group, Inc.
                             Vincent L. Germanese
                             Chief Financial Officer
                             Betty Cammarata, Dir.-Investor Relations
                             Press: David Totaro, Senior Vice
                             President, Corporate Marketing & Communications
                             (314) 863-7422
                                    or
                             Financial Dynamics
                             Gordon McCoun/Lanie Marcus
                             Press: Sean Leous
                             (212) 850-5600

FOR IMMEDIATE RELEASE
Thursday, May 5, 2005

                  REHABCARE GROUP, INC. REPORTS FIRST QUARTER 2005 RESULTS

ST. LOUIS, MO, May 5, 2005--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the first quarter ended March 31, 2005. Comparative results for the quarter follow.
                                                    Quarter Ended
Amounts in millions,                           Mar.31,          Mar.31,
except per share data                           2005             2004
--------------------------------------------------------------------------------
Consolidated Operating Revenues                $102.4           $104.5
Consolidated Net Earnings                         4.9              5.1(a)
Consolidated Diluted
  Earnings Per Share                              0.29             0.31(a)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Contract Therapy Operating Revenues              52.5             40.8
Contract Therapy Operating Earnings               2.4              2.4(b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
HRS Inpatient Operating Revenues                 35.6             35.4
HRS Outpatient Operating Revenues                12.2             11.7
--------------------------------------------------------------------------------
HRS Operating Revenues                           47.8             47.1
HRS Operating Earnings                            6.7              8.8(b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Healthcare Management Consulting
  Operating Revenues                              2.3(c)             -
Healthcare Management Consulting Operating Loss  (0.1)               -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Staffing Operating Revenues                         -             16.7(d)
Staffing Operating Loss                             -             (0.1)(b)(e)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Equity in After Tax Loss of Affiliates           (0.4)            (0.4)
--------------------------------------------------------------------------------

(a) Includes an after tax restructuring charge of $1.0 million, or $0.06 per diluted share and an after tax gain on sale of business of $0.3 million, or $0.02 per diluted share.
(b) The first quarter 2004 restructuring charge was included in consolidated operating earnings, but not allocated to the individual operating divisions.
(c)   Includes intercompany sales, at market rates, of $0.2 million.
(d)   Includes intercompany sales, at market rates, of $0.1 million.
(e)   Includes a pretax gain on sale of business of $0.5 million.

REHABCARE REPORTS FIRST QUARTER 2005 RESULTS                              Page 2

     John H. Short, Ph.D., president and chief executive officer, commented, "RehabCare's performance in the 2005 first quarter was as expected. We had good execution by our business development teams that generated an increase in signings of new clients and our operations teams continue to manage through the implementation of the 75% rule, capacity issues caused by the increase in length of stay and the shortage of therapists. We took a conservative approach in our response to recent CMS transmittals, which impacted our inpatient census and discharges in January and February. We are implementing our mitigation strategies and are seeing improvements, which we expect to continue into the second quarter."
     Dr. Short continued, "We were also impacted by the 75% rule in our Contract Therapy division, which drove significant growth in the number of higher acuity Part A patients, and unfavorably affected our operating margins during the quarter. We are addressing the therapist availability and cost pressures with more flexible staffing across our patient care settings."

Financial Overview of the First Quarter 2005
     Net revenues for the first quarter of 2005 were $102.4 million compared to $104.5 million in the year ago quarter, a decline of 2.0 percent. The decline was due to the sale of the Company's staffing division to InteliStaf Holdings in February 2004, offset mainly by growth in the Company's Contract Therapy division. The staffing division contributed $16.7 million of net revenues in the first quarter of 2004.
     Consolidated net earnings were $4.9 million in the first quarter of 2005 compared to $5.1 million in the prior year period. Earnings per share on a fully diluted basis were $0.29 compared to $0.31 for the same period last year. The net earnings and earnings per share results for the first quarter of 2004 included a pretax restructuring charge of $1.7 million related to the StarMed sale ($1.0 million after tax or $0.06 per diluted share) and a $0.5 million gain on the completion of the StarMed sale ($0.3 million after tax or $0.02 per diluted share). The after-tax effect of these non-recurring items was to reduce earnings by $0.04 per diluted share in the prior year quarter.

o The Contract Therapy division's net revenues for the first quarter of 2005 increased 28.7 percent to $52.5 million, compared to $40.8 million in the year ago quarter. Operating earnings for the quarter remained flat compared to the prior year quarter at $2.4 million. As of March 31, 2005, the division had 716 programs.

                                    - MORE -

REHABCARE REPORTS FIRST QUARTER 2005 RESULTS                              Page 3

     The year-over-year first quarter increase in revenue reflects continued same-store growth, the addition of programs through internal sales initiatives as well as the acquisitions of CPR Therapies in February 2004 and Cornerstone Rehabilitation in December 2004.

     Operating earnings remained flat year over year, despite the increase in revenue. This was primarily due to a shift in our patient mix to lower margin Part A patients exacerbated by an increasing shortage of therapists which increased labor cost.

o The Hospital Rehabilitation Services (HRS) division's first quarter net revenues increased to $47.8 million compared to $47.1 million in last year's first quarter. Operating earnings for the quarter were $6.7 million compared to $8.8 million in the prior year quarter. As of March 31, 2005, HRS had 182 programs.

     The increase in HRS operating revenues of 1.5% from the prior year quarter reflects modest growth in our outpatient business and a small increase in inpatient revenues driven by a full quarter's revenue from VitalCare (acquired March 1, 2004), partially offset by the impact of the 75% rule. The implementation of the 75% rule, as previously discussed, has negatively impacted our unit level census and subsequently has lowered the number of discharges for the quarter as these patients are now being treated in other patient care settings.

     The year-over-year decline in operating earnings is largely the result of lower earnings from the inpatient business unit in 2005 compared to 2004. The decline is the result of the negative impact on revenues of the 75% rule, and replacing higher margin acute rehabilitation units that were closed with lower margin VitalCare subacute units that were acquired. Because of the 75% rule mitigation strategies, our inpatient units are now seeing more clinically complex patients that tend to require more therapist treatment time than patients have historically without an increase in billings to the host facility.

                                    - MORE -

REHABCARE REPORTS FIRST QUARTER 2005 RESULTS                              Page 4

o Our investment in InteliStaf Holdings for the quarter resulted in an equity share loss of $0.4 million as InteliStaf completed a debt re-financing and operational restructuring.

     The Company's balance sheet at March 31, 2005 remains strong with $42.4 million in cash, cash equivalents and restricted cash, minimal long-term debt and a credit facility with an available balance of approximately $115 million to support strategic initiatives. Days sales outstanding at quarter end decreased to 65.6 days from 66.5 days at the end of 2004. Cash flow used in operations was $6.2 million during the first quarter 2005 as compared with $8.9 million provided from operations in the same period of 2004. The change in operating cash flow from the prior year quarter is the result of the lower operating margins, first quarter 2005 income tax payments and growth in accounts receivable brought about by the significant growth in our contract therapy division. For the quarter, the Company spent $1.7 million on capital expenditures, principally information technology, and $3.6 million on its investment in the Kokomo, IN joint venture with Howard Regional Health System.
     The Company filed an 8-K on April 18, 2005, indicating its decision to not adopt FAS 123R until January 1, 2006 based on the SEC's announcement to delay the required implementation timeframe.
     Dr. Short concluded, "Looking beyond the current challenges, we remain optimistic about the trends affecting our business and the model for care that we are bringing to the market. We completed the first quarter with solid backlogs of new openings in the inpatient, outpatient and contract therapy business units. We have greater clarity on how to contend with the 75% rule; only 2 of our units are currently out of compliance, and both will be in compliance by the end of their cost reporting periods. Despite our case mix index increasing from 1.07 to 1.09, our length of stay has been care managed down by over 1 day and our discharges have increased 10% since January 2005. We are responding to the Part A/Part B mix shift and cost pressures in Contract Therapy and expect to see improved profitability over the course of 2005. Finally, we are not changing our previously provided guidance of revenues between $418 million and $438 million, and earnings per diluted share of $1.58 to $1.73."
     RehabCare Group, Inc., headquartered in St. Louis, MO, is a leading provider of contract therapy and program management services for hospital inpatient rehabilitation, skilled nursing units, and outpatient therapy programs in conjunction with more than 890 hospitals and skilled nursing facilities in 37 states, the District of Columbia and Puerto Rico. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 indices.

                                    - MORE -

REHABCARE REPORTS FIRST QUARTER 2005 RESULTS                              Page 5

     A listen-only simulcast of RehabCare's first quarter conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:00 P.M. Eastern time today and ending at midnight on May 27, 2005. The dial-in number for the replay is (630) 652-3041 and the access code is 11563417.
     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's contract therapy and hospital rehabilitation service offerings and the development of alternative product offerings; the future financial results of InteliStaf Holdings, Inc., and RehabCare's other unconsolidated affiliates, and the effect of those results on the financial condition and results of operations of RehabCare; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability to attract and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.


NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com


                                    - MORE -

REHABCARE REPORTS FIRST QUARTER 2005 RESULTS                              Page 6

                I. Condensed Consolidated Statements of Earnings
                ------------------------------------------------
            (Unaudited, Amounts in thousands, except per share data)

                                       Three Months Ended
                                             March 31,
                              --------------------------------------
                                 2005          2004        % Change
                                 ----          ----        --------
Operating revenues             $102,431      $104,497         (2.0)
Costs & expenses
 Operating                       76,498        76,067          0.6
 Selling, general
  & administrative
     Divisions                    8,635         9,673        (10.7)
     Corporate                    5,999         6,317         (5.0)
 Restructuring charge                 -         1,666           N/M
 Gain on sale of business             -          (485)          N/M
 Depreciation
  & amortization                  2,293         1,768         29.7
                                -------       -------
    Total costs & expenses       93,425        95,006         (1.7)
                                -------       -------

Operating earnings, net           9,006         9,491         (5.1)

Other income (expense), net          14            (7)      (300.0)

Interest expense, net               (42)         (161)       (73.9)
                                -------       -------
Earnings before income
 taxes and equity in net loss
 of affiliates                    8,978         9,323         (3.7)

Income taxes                      3,635         3,864         (5.9)

Equity in net loss
  of affiliates                    (441)         (353)        24.9
                                -------       -------

Net earnings                   $  4,902      $  5,106         (4.0)
                                =======       =======

Diluted earnings per share     $   0.29      $   0.31         (6.5)
Weighted average diluted
 shares outstanding              17,145        16,728          2.5

                    II. Condensed Consolidated Balance Sheets
                    -----------------------------------------
                             (Amounts in thousands)

                                       Unaudited
                                       March 31,      December 31,
                                          2005            2004
                                      -----------     ------------
Assets
Cash & restricted cash                  $ 42,444        $ 53,478
Accounts receivable, net                  76,450          69,565
Deferred tax assets                       10,816          10,252
Other current assets                       2,383           1,690
                                        --------        --------
 Total current assets                    132,093         134,985

Equipment, net                            15,206          15,149
Excess of cost over net assets
    acquired, net                         68,681          68,340
Intangible assets                         11,638          11,884
Investment in unconsolidated affiliates   42,465          39,269
Other assets                               8,175           8,039
                                        --------        --------
                                        $278,258        $277,666
                                        ========        ========
Liabilities & Stockholders' Equity
Current portion of long-term debt       $  5,003        $  4,731
Payables & accruals                       46,581          53,803
                                        --------        --------
Total current liabilities                 51,584          58,534

Long-term debt, less current portion       1,941           2,142
Other non-current liabilities              9,741           9,962
Stockholders' equity                     214,992         207,028
                                        --------        --------
                                        $278,258        $277,666
                                        ========        ========

                                    - MORE -

REHABCARE REPORTS FIRST QUARTER 2005 RESULTS                              Page 7

                            III. Operating Statistics
                            -------------------------
              (Unaudited, Revenues and Operating Earnings in 000's)

                                           Three Months Ended
                                       Mar 31,             Mar 31,
                                        2005                2004
                                        -----               ----

Contract Therapy
----------------
Operating Revenues                     $52,459             $40,754

Division Operating Earnings(a)(b)      $ 2,393             $ 2,438

Average Number of Locations                715                 536

End of Quarter Number of Locations         716                 564


Hospital Rehabilitation Services
--------------------------------

Operating Revenues
   Inpatient                           $35,632             $35,343
   Outpatient                           12,181              11,744
                                        ------              ------
    Total                              $47,813             $47,087

Division Operating Earnings(a)(b)      $ 6,676             $ 8,797

Average Number of Programs
   Inpatient                               143                 130
   Outpatient                               41                  43
                                           ---                 ---
   Total                                   184                 173

End of Quarter Number of Programs
   Inpatient                               141                 146
   Outpatient                               41                  42
                                           ---                 ---
   Total                                   182                 188


Healthcare Management Consulting
--------------------------------

Operating Revenues (c)                 $ 2,310                  -

Division Operating Earnings (Loss)(a)  $   (63)                 -

(a) Division Operating Earnings are earnings attributable to the division before interest, income taxes and other income (expense).
(b) The first quarter 2004 restructuring charge was not allocated to the operating segments.
(c) Includes intercompany revenues, at market rates, of $0.2 million for the quarter ended March 31, 2005.

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.

                                                                    Exhibit 99.2

                        REHABCARE CONFERENCE CALL SCRIPT
                                   May 5, 2005

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of InteliStaf Holdings, Inc., and RehabCare's other unconsolidated affiliates, and the effect of those results on the financial condition and results of operations of RehabCare; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability to attract and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME

Good morning and thank you for joining us today. I'm John Short, President and CEO of the Company. We're pleased that you could join us for the discussion of our first quarter. With me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President, Traditional Business; Vince Germanese, Chief Financial Officer; Mark Bogovich, Chief Accounting Officer; Don Adam, Senior Vice President, Acquisitions and Betty Cammarata, Director of Investor Relations.

We will be available during the question and answer period following our formal remarks.

OPENING Remarks

In our year-end conference call on March 10, we discussed the challenges we were facing in our inpatient division in the first quarter as a result of transmittals issued by CMS interpreting how certain case types were to be treated in the 75% rule compliance process. The quarter was every bit as challenging as we indicated it would be. That said, we finished the quarter where we expected.

The General Accounting Office report on the 75% rule was made available at the end of April. Although the report states that a need for additional research is evident, there is no indication of any significant change to the planned phase-in of the rule. We support the GAO report in terms of the need for additional clinical data. We continue to disagree with the CMS 75% rule currently in place that does not consider the functional level of patients as it applies to diagnostic restrictions. We support the industry position of a "freeze" of the compliance level at 50%, as additional research is conducted by us and others.

We have focused efforts on research and development to support clinical decision matrices and will utilize our extensive database of 14,000 patients per day to support the appropriate utilization of resources across the post-acute continuum of services we provide.

All of our acute units are in compliance with the 50% transition based on their cost report year with the exception of 2 units which will be in compliance by the end of their cost report year.

60.6% of all patients admitted to our acute units met the thirteen qualifying conditions comprising the 75% rule in the first quarter. Forty-three, or 37%, of all of our acute units will enter the 60% compliance transition beginning July 1, 2005. Of the 43, 17 units already meet the 60% transition and the remaining 26 are averaging 55%, so we are confident we will meet this year's challenge.

To do this requires continued focus on our mitigation strategies referenced in our March 10th conference call. These include:

1.   Clinical education and training
     Nursing skills assessment and training have been developed and are in the process of implementation at all acute rehab units. We currently are training 46 skilled nursing facility clients to accept orthopedic patients which have been affected by the 75% rule.
2.   Development of new referral sources
     We are targeting managed care and commercial payers through a re-designed managed care program. Using our field-based referral development employees, we are increasing our focus on neurology, neuro-surgery and trauma patients.
3. Further implementation of a continuum of care model which will facilitate movement of patients to the most clinically appropriate and cost effective setting.

As expected, we saw an increase in length of stay as units admitted more complex patients as a result of the mitigation strategy to change referral patterns. This caused initial capacity issues but much of the length of stay increase has now been mitigated due to effective management of clinical treatment plans and a change to a more effective care management model. Length of stay has declined by over one day from January 2005 and discharges have increased by 10% for the same time period. This despite an increase in case mix index from 1.07 to 1.09 within the quarter.

It is important to note that while last week's call from AMPRA, our industry trade group, indicated an industry decline of 7% of rehab admissions, we have only experienced a 2.4% decline since the July 2004 implementation of the transition.

We had anticipated during the implementation of the 75% rule that we would see a migration of certain types of patients from acute rehabilitation units to skilled nursing facilities. In fact, this became a significant factor during the first quarter in the operating results of our Contract Therapy division.

As patients typically seen in acute rehab settings shifted to skilled nursing facilities, the 11% same store average daily census increase in therapy services under Medicare Part A reimbursement began to outweigh our ability to provide Medicare Part B therapy services. Since the per minute revenue difference between providing Part A versus Part B services is over 30%, this had a significant impact on Contract Therapy's contribution margin. Typically growth in Part A and Part B track together. In this case, the spike in Part A patients maxed out therapists' time. Staff capacity issues are being addressed through both improvements in productivity and utilization efforts.

Additionally, the target market operating principles have demonstrated the ability to improve both therapist retention and efficiency. Recruitment efforts are underway to address therapy shortages through additional allocation of resources directed at visibility campaigns, and on campus recruiting activities as well as internet advertising as part of regional and national initiatives. We are also launching a campaign to incent our 8,500 clinical colleagues to refer friends and associates to our openings.

At this point, there are no updates on the therapy caps since our March 10th call. We are expecting a GAO report to Congress on the Medicare Part B Therapy Caps. Once that report is available, we will have a better idea of the likely direction of these caps. We continue to be involved and represented in the planning process to develop and recommend an alternative to CMS regarding the Part B caps.

Outpatient therapy continues to perform as projected, with modest growth over last year.

Turning to the status of our new business development initiatives, in Q4 2004 we consolidated business development strategies, building upon best practices as well as cross market and cross continuum opportunities. In Q1 2005 these initiatives have borne fruit resulting in 12 new HRS signings of which 6 were ARU's, 4 were subacute units, and two were outpatient programs. This compares to 5 new signings in Q1/04, an improvement of 140%. It also reflects the third straight quarter of new Outpatient Service signings.

Our strategy for implementing VitalCare subacute services in skilled nursing facility settings is also beginning to take shape with two new signings in the first quarter and a strong pipeline of potential opportunities.

In Contract Therapy, there were 64 new client signings this quarter. The pipeline of new opportunities within Contract Therapy remains strong in this market segment.

Turning to the status of our acquisition and joint venture initiatives, we continue to be encouraged by the number of opportunities that meet our investment and strategic criteria. Our backlog of nine non-binding joint venture letters of intent plus several complimentary acquisition targets comprise our pool of opportunities.

Our two previously announced joint ventures, Howard Regional in Kokomo, Indiana and Valley Baptist in Harlingen/Brownsville, Texas became operational in the first quarter and are meeting expectations. I also have an update for you on UCLA.

As we have mentioned in our last several calls, finding a real estate solution for our proposed facility has proven to be challenging. The combination of the desire for a narrow radius of distance from UCLA's existing facilities, restrictive zoning regulations within this specific area and hospital seismic retrofitting requirements in California narrows the building options available for our purposes. During this quarter we presented the only real estate solution to UCLA that we believed met these requirements. UCLA, however, declined to accept the solution. This has led UCLA to decide it no longer is interested in selling the assets of its neuro-rehabilitation unit to us. While we are disappointed with this outcome regarding UCLA, we will continue to develop our existing southern California continuum of thirty-seven clients.

We now have five target markets: Norfolk, VA; St. Louis, MO; Philadelphia, PA; Harlingen/Brownsville, TX; and Kokomo, IN, all markets where we have sizeable market share and most or all of the elements of the continuum of care delivery system. In four of these five markets, we have appointed a senior manager as its market leader, responsible for all its operations, across all the practice settings, throughout the continuum. And, we are beginning to see positive results in these markets. For example, in the Norfolk market, in the first quarter, annualized staff retention was greater than 95%, almost one-third of our clinical staff worked in multiple practice settings, and more than 200 patients were treated in more than one RehabCare managed venue. We believe these results show that we can manage staff and patients across the continuum more effectively with our target market strategy. As we gain further traction in these five markets, we will replicate our model in additional markets throughout the country.

Our Phase 2 Consulting business continues to deliver steady results. During the first quarter, we began making investments in product development and human capital. We further developed the infrastructure to support CareNexus, our proprietary care management product, and added two high profile healthcare executives to our consulting team, Mickey Bilbrey, former president and CEO of the University of Tennessee Medical Center, and Preston Gee, a widely known writer and lecturer and former executive at St. David's Healthcare Partnership in Austin, Texas. Our consulting business continues to have a strong backlog of work carried over from 2004 and from the first quarter.

With regard to our investment in InteliStaf Holdings in the first quarter, we recognized a $400,000 loss from our equity share due to a debt and operational restructuring which we expected. We continue to believe that our equity ownership in InteliStaf will be a valuable asset for the Company over time as that business matures and the industry turns around.

Vince will now review our financial results of the Company for the quarter and year-end.

Update on Financial Results

Thank you, John.

Net revenues for the first quarter 2005 were $102.4 million compared to $104.5 million in the same quarter last year, or a decline of $2.1 million, primarily due to the first quarter 2004 inclusion of revenues from the Company's former staffing division. The staffing division contributed $16.7 million to last year's first quarter revenue. Revenues were up sequentially 7.7 percent from $95.1 million in the preceding quarter. Net earnings decreased to $4.9 million in the first quarter 2005 compared to $5.1 million a year ago and declined from $6.3 million in the fourth quarter of 2004. Earnings per share on a fully diluted basis were $0.29 compared to $0.31 last year and $0.37 in the previous quarter. First quarter 2004 EPS and net earnings results included a restructuring charge of $1.0 million after tax (or $0.06 per diluted share) and a gain on the sale of the staffing division of $0.3 million after tax (or $0.02 per diluted share).

Net revenues for the Contract Therapy division were $52.5 million, an increase of 28.7 percent from $40.8 million in the 2004 first quarter and were up 12.4 percent on a sequential basis. Operating earnings for the division were flat at $2.4 million compared to the prior year first quarter and declined from $3.5 million in the fourth quarter 2004. The increase in revenues reflects continued same-store growth, a significant addition of programs through internal sales initiatives as well as the acquisition of CPR Therapies in February of 2004 and the acquisition of Cornerstone Rehabilitation in December 2004. The flat year-over-year and sequential decline in operating earnings for the current quarter resulted from increased therapist labor costs due to the use of higher cost contract labor, pay rate increases and higher overtime usage. Operating earnings were also adversely affected by increases in host facilities' Part A therapy patient census, which has caused a shift in patient mix to lower margin Part A therapy services.

The division finished the first quarter with 716 locations compared to the year ago total of 564 and added 26 net new locations during the quarter on 43 openings and 17 closures. Of the 17 closures in the first quarter, seven were for non-payment; a small chain of six facilities took their therapy programs in-house, two clients cancelled, one client sold their facility and one facility closed. The division's backlog remains strong at 46 compared to 31 at the end of the fourth quarter.

Net revenues in the first quarter for our Hospital Rehabilitation Services division increased 1.5 percent at $47.8 million versus $47.1 for last year's first quarter and increased 2.4 percent on a sequential basis. Operating earnings for the division declined to $6.7 million from $8.8 million in the prior year quarter, and decreased from $7.9 million sequentially. The year-over-year revenue increase reflects modest growth in our outpatient division, a full quarter's revenue from VitalCare, partially offset by the impact of the 75% rule. The increase in revenues sequentially is the result of the opening of four new outpatient locations and same store growth in outpatient units. The year-over-year decline in operating earnings is the result of lower earnings in the inpatient business due to the impact of the 75% rule and the change in mix of business due to increases of VitalCare subacute units and decreases in acute rehabilitation units. In addition, as I discussed earlier about Contract Therapy, higher therapist labor costs from increased use of outside contract labor also negatively impacted our HRS division's operating earnings. The sequential decline was primarily attributable to the 75% rule.

The division finished the quarter with 182 programs, an increase of net one opening sequentially, which is comprised of 8 openings and 7 closures. Of the 8 new openings, 3 were acute rehab units, 1 subacute unit and 4 outpatient units. Of the 7 closures, 1 was an acute rehab unit, 2 were outpatient programs and 4 were subacute (VitalCare) units. Reasons for closures were 3 for self operation, 3 program abandonments by the host hospitals and 1 was lost to a competitor. The division's backlog was 16 (including one outpatient, 12 inpatient ARU and 3 subacute), an increase of four over the end of the fourth quarter.

The Company's balance sheet remains strong with $42.4 million in cash, cash equivalents and restricted cash at March 31, and long-term debt of $6.9 million related to acquisitions. Days sales outstanding in accounts receivable decreased sequentially by approximately 1 day to 65.6, and decreased 3.4 days from 69.0 days in the year-ago quarter. We will continue to aggressively manage our accounts receivable as the mix of our receivables is shifting more towards the contract therapy division since we have seen more growth in that unit. Cash flow used in operations was $6.2 million for the first quarter of 2005. The change in operating cash flow from the previous quarter is the result of the lower operating margins, first quarter 2005 income tax payments and growth in accounts receivable brought about by significant growth in our contract therapy division for the year. Capital expenditures for the first quarter were approximately $1.7 million, principally related to information technology expenditures, and we invested $3.6 million in our Kokomo, IN joint venture.

Finally, as we stated in our April 18th 8-K, we have elected not to implement FAS123R until January 2006 based on the SEC's announcement to delay their required implementation timeframe. That being said, our previous guidance remains unchanged with revenues between $418 to $438 million, and we look for diluted EPS to be between $1.58 and $1.73 for the year.

We will update our guidance as necessary as we add and finalize acquisitions and significant joint ownership transactions during the year.

Now I will turn the call back over to John -

Thanks, Vince,

With that I would like to have our operator open the call for questions.

To be read following Questions and Answers -

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.

I want to thank all that participated in this call. We appreciate the opportunity to tell the story of RehabCare. I also want to express my appreciation to the people of RehabCare for their dedication to our clients and patients who make our success possible. Thank you. This concludes the conference call.